Exhibit 99.1

NMT Medical Appoints Chief Operating Officer Richard E. Davis to Board of Directors

BOSTON--(BUSINESS WIRE)--June 24, 2009--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced that its Board of Directors has appointed the Company’s Chief Operating Officer, Richard E. Davis, 51, to serve on the Board.

“Rick’s long tenure at NMT and his breadth of financial and operational experience will be a strong asset to our Board,” said James J. Mahoney, Jr., Chairman of NMT’s Board of Directors. “His deep knowledge of the Company’s business will help lead NMT as we pursue the exciting opportunities in the treatment of structural heart disease. We are pleased to welcome Rick to our Board and look forward to his continued valuable insights.”

Mr. Davis has served as NMT’s Chief Financial Officer and Corporate Secretary since February 2001 and was promoted to Chief Operating Officer in February 2009. From August 2000 to February 2001, Mr. Davis served as the Interim Chief Financial Officer through his employment with the consulting firm of Argus Management Corporation. From July 1998 to July 2000, Mr. Davis was Vice President and Chief Financial Officer of Q-Peak, Inc., a marketer and manufacturer of solid-state laser systems. Prior to July 1998, Mr. Davis served in various senior financial management positions at TJX Companies, Inc. for 10 years.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT Medical is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 30,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

CONTACT:
NMT Medical, Inc.
Frank Martin, 617-737-0930
President, Chief Executive Officer
fjm@nmtmedical.com